UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) September 16, 2015

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11299	ENTERGY CORPORATION (a Delaware corporation) 639 Loyola Avenue New Orleans, Louisiana 70113 Telephone (504) 576-4000	72-1229752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 16, 2015, the Board of Directors of Entergy Corporation (the “Board”) elected Mr. Philip L. Frederickson to the Board, effective immediately, to serve until the 2016 Annual Meeting of Shareholders (“Annual Meeting”). In connection with the election of Mr. Frederickson, the number of directors comprising the Board was increased to 13 members.

Mr. Frederickson retired in January 2008 from ConocoPhillips, an energy company located in Houston, Texas, where he served as Executive Vice President, Planning, Strategy and Corporate Affairs. Mr. Frederickson joined Conoco Inc. (“Conoco”) in 1978 and held various positions in the United States and Europe, with diverse responsibilities including refining and marketing and midstream operations, upstream strategy and portfolio management, business development, and mergers and acquisitions. Following the announcement of the merger of Conoco and Phillips Petroleum Company in 2001, Mr. Frederickson was named integration lead to coordinate the merger transition and in 2002 was named Executive Vice President, Commercial, of ConocoPhillips. Mr. Frederickson currently serves as a board member of Williams Partners L.P., formerly Access Midstream Partners L.P., a natural gas pipeline company, and is a member of its Audit and Conflicts Committees.

There are no arrangements or understandings between Mr. Frederickson and any other person pursuant to which he was elected as a director of the Company. In connection with his appointment and service to the Board, Mr. Frederickson will be entitled to receive the same compensation as all other non-employee directors of the Company, including receiving a pro rata portion of this compensation through the Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy Corporation
By: /s/ Marcus V. Brown
Marcus V. Brown Executive Vice President and General Counsel

Dated: September 21, 2015